Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of WorldGate Communications, Inc. on Post-Effective Amendment No. 1 to Form S-1 on Form S-3, File No. 333-137216, of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 7, 2007, with respect to our audits of the consolidated financial statements and related consolidated financial statement schedules of WorldGate Communications, Inc. as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and our report dated March 7, 2007 with respect to our audit of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of WorldGate Communications, Inc. as of December 31, 2006 appearing in the Annual Report on Form 10-K of WorldGate Communications, Inc. for the year ended December 31, 2006.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of a material weakness.

/s/  Marcum & Kliegman LLP
Melville, New York
June 21, 2007